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July 3, 2002

EX 10-22

Greg Rhine

Dear Greg:

        Iomega is very pleased to offer you the position of Vice President and General Manager Americas with the following revised terms and conditions. We are excited about our future and your contributions to Iomega's continued success. You will be reporting directly to me and your work location will be based in San Diego, California. We would like your employment to begin no later than August 5, 2002.

        Your total compensation package includes:

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  A base salary that equates to $310,000 annually, paid on a bi-weekly basis.

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  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 55% of your annual base salary, subject to the terms of the Bonus Program. This program has a potential payout of up to two times target level for exceeding goals and is comprised of two stand-alone six-month periods per fiscal year. We will guarantee a minimum payout of $85,000 for the 2nd half plan for CY02. Bonuses are typically paid out upon close of the business books for the bonus period—approximately July and February each year.

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  A sign-on bonus of $100,000 (gross) payable on the first payroll following your hire.

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  An option to purchase 85,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. All options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.

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  Starting accrual rate for Personal Time Off of five weeks per year increasing to six weeks per year upon your first anniversary of employment.

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  A comprehensive basic benefits package, including medical, dental and vision plans, life and disability insurance, a 401(k) plan, paid time off and educational assistance, subject to the terms and conditions of those plans.

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  A comprehensive executive benefits package that includes:

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  Iomega's Executive Relocation Package (attached) for your move to San Diego. You must complete your move by 8/30/03.

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  Participation in a Change of Control Agreement as approved by the Board of Directors

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  Executive Life Insurance policy with a face value of $750,000, subject to medical underwriting

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  Executive Short and Long-Term Disability Insurance, subject to medical underwriting

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  Executive Tax Planning Services provided by Price Waterhouse LLP

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  An annual executive physical

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  Participation in the Iomega Non-qualified Deferred Compensation Plan

July 3, 2002
Greg Rhine

        If your employment is terminated or "constructively terminated"—other than for "cause" as defined below—you will receive severance according to the following schedule provided you have signed a separation agreement and full release.

        —9 months base salary if severance is triggered prior to your relocation to San Diego

        —10 months base salary and target bonus if severance is triggered after your relocation to San Diego with an increase of one month of base salary and target bonus severance each year on the anniversary of your relocation up to a maximum of 12 months severance.

        —modified relocation from San Diego to another location in California cover actual moving expenses, home sale and purchase costs per Executive Relocation policy excluding quick sale payments and tax assisted benefits. In addition, Iomega will provide this modified relocation benefit in the event that you voluntarily terminate your employment any time within the first two years of employment provided that at least 120 days notice is given.

  "Cause" means: a) A violation of law that would materially injure Iomega or materially impact employee's ability to perform for Iomega, b) A material breach of non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. "Constructively terminated" means: x) An adverse alteration in the nature and status of employee's job responsibilities, title or reporting structure, y) A material reduction in employee's annual base salary, bonus plan, or any other benefit, or z) the non-voluntary relocation of employee's primary work location more than 50 miles from San Diego, California.

        The start of your employment is contingent upon: (a) your signature on this letter, (b) your signature on the Agreement for Employee use of Corporate Information, (c) proof of your eligibility to work in the United States (d) receipt by Iomega of a satisfactory background check, and (e) approval by the Iomega Board of Directors Compensation Committee.

        This offer constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

        To accept this offer, please sign and return before July 4, 2002. Please fax this signed offer letter and Agreement for Employee Use of Corporate Information to Anna Aguirre at (858) 795-7005.

        Greg, if you have any questions please contact me on my cell phone at (858) 735-9308 or Anna at (858) 795-7110. I hope you feel this revised offer demonstrates our strong commitment to you joining the executive team of Iomega!

Sincerely,

Werner T. Heid President and CEO

/s/ GREG RHINE Signed and Accepted	7/3/02 Date

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  EX 10-22